Appendix B

VLLI Holdings II, LLC

Operating Agreement

OPERATING AGREEMENT

OF

VLLI HOLDINGS II LLC

A California Limited Liability Company

July ___, 2003

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS *

ARTICLE 2 ORGANIZATION *

Section 2.1  Formation. *

Section 2.2  Name. *

Section 2.3  Principal Office and Initial Agent. *

Section 2.4  Purpose. *

Section 2.5  Term. *

Section 2.6  Entity Declaration. *

Section 2.7  Approval and Effect of Conversion. *

Section 2.8  Approval of Sale of Assets. *

ARTICLE 3 CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; MANAGING MEMBER'S OWNERSHIP INTEREST *

Section 3.1  Initial Capital Contribution. *

Section 3.2  Additional Capital Contributions. *

Section 3.3  No Interest. *

Section 3.4  No Right To Withdraw or to Withdraw Capital. *

Section 3.5  Capital Accounts. *

Section 3.6  The Managing Member's Ownership Interest. *

ARTICLE 4 DISTRIBUTIONS *

Section 4.1  Distributions. *

Section 4.2  Distribution Policy. *

ARTICLE 5 ALLOCATIONS *

Section 5.1  Allocation of Profits. *

Section 5.2  Section 704(c) Allocations. *

Section 5.3  Allocations Concerning Transferred Interests. *

ARTICLE 6 POWERS AND DUTIES OF THE MANAGING MEMBER *

Section 6.1  In General. *

Section 6.2  Initial Managing Member. *

Section 6.3  Rights and Powers of Managing Member. *

Section 6.4  Investment Duties. *

Section 6.5  Administrative Duties. *

Section 6.6  Management Companies. *

Section 6.7  Services Not Exclusive. *

Section 6.8  Expenses. *

Section 6.9  Management Fee. *

Section 6.10  Resignation and Removal; Appointment of Successor. *

ARTICLE 7 ADVISORY BOARD *

Section 7.1  In General. *

Section 7.2  Initial Members; Number; Tenure. *

Section 7.3  Resignation and Removal; Successors. *

Section 7.4  Meetings; Voting; Procedures. *

Section 7.5  Compensation. *

Section 7.6  Rights and Obligations of the Advisory Board. *

Section 7.7  Limitation of Powers and Activities. *

ARTICLE 8 MEETINGS OF MEMBERS *

Section 8.1  Meetings. *

Section 8.2  Notice. *

Section 8.3  Quorum. *

Section 8.4  Manner of Acting. *

Section 8.5  Action Without Meeting. *

Section 8.6  Telephonic Meetings. *

Section 8.7  Proxies. *

Section 8.8  Voting of Units. *

Section 8.9  Record Date. *

ARTICLE 9 INDEMNIFICATION/LIMITATION OF LIABILITY *

Section 9.1  Right to Indemnification. *

Section 9.2  Derivative Claims. *

Section 9.3  Success on Merits. *

Section 9.4  Survival. *

Section 9.5  Advance Payment. *

Section 9.6  Indemnification of Employees and Agents. *

Section 9.7  Appearance as Witness. *

Section 9.8  Nonexclusivity of Rights. *

Section 9.9  Insurance. *

Section 9.10  Savings Clause. *

Section 9.11  Limitation on Liability. *

ARTICLE 10 BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS *

Section 10.1  Maintenance of Books and Records. *

Section 10.2  Tax Information. *

Section 10.3  Taxable Year and Accounting Method. *

Section 10.4  Tax Elections. *

Section 10.5  "Tax Matters Partner." *

Section 10.6  Bank Accounts. *

ARTICLE 11 RESTRICTIONS ON TRANSFER OF INTEREST *

Section 11.1  Prohibition on Transfers. *

Section 11.2  Admission of Transferee as Member. *

Section 11.3  Pledge. *

Section 11.4  Void Transfers. *

Section 11.5  Legend on Certificates. *

Section 11.6  Withdrawal Prohibited. *

ARTICLE 12 DISSOLUTION, LIQUIDATION AND TERMINATION *

Section 12.1  Events of Dissolution. *

Section 12.2  Winding Up. *

Section 12.3  Final Distribution. *

Section 12.4  Distributions in Kind. *

Section 12.5  No Recourse Against Managing Member. *

Section 12.6  Certificate of Cancellation. *

ARTICLE 13 GENERAL PROVISIONS *

Section 13.1  Effect of Headings; Terminology. *

Section 13.2  Entire Agreement; Waiver. *

Section 13.3  Amendments. *

Section 13.4  Notices. *

Section 13.5  Parties Bound. *

Section 13.6  Applicable Law. *

Section 13.7  Further Assurances. *

Section 13.8  Severability. *

Section 13.9  Attorneys' Fees and Costs. *

Section 13.10  Counterparts. *

Annexes

Plan of Liquidation A

Form of Management Agreement B

OPERATING AGREEMENT

OF

VLLI HOLDINGS II LLC

A California Limited Liability Company

This OPERATING AGREEMENT ("Operating Agreement" or "Agreement") of VLLI HOLDINGS II, LLC (the "Company"), dated as of July___, 2003, is adopted by VENTURE LENDING & LEASING II, INC., a Maryland corporation ("Venture Inc."), as the sole initial Member of the Company, with reference to the following:

RECITALS:

A. The Company has been organized by Venture Inc. to participate in the liquidation of Venture Inc., pursuant to which Venture Inc. will contribute all of its assets to the Company in exchange for the Company's issuance of units of membership interest ("Units") to Venture Inc., which Venture Inc. will then distribute to its shareholders and advisors and dissolve. The liquidation of Venture Inc. shall be accomplished under the terms of a Plan of Liquidation in the form of Annex A hereto, which was adopted by the Board of Directors of Venture Inc. on July __, 2003 (the "Plan of Liquidation"). The Plan of Liquidation is subject to approval by the shareholders of Venture Inc. If the Plan of Liquidation is approved by the shareholders of Venture Inc., then the Company shall manage the remaining portfolio of loans and investment securities of Venture Inc. with a view to the orderly collection and liquidation of the same.

B. Venture Inc. wishes to adopt this Agreement to establish the rights and responsibilities of the Company's Members.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Venture Inc., by this Agreement, sets forth the operating agreement for the Company under the Beverly-Killea Limited Liability Company Act, California Corporations Code Section 17000 et seq. (the "Act").

  DEFINITIONS

  All capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Schedule 1.

  ORGANIZATION

    Formation.

    The Company has been organized as a California limited liability company under and pursuant to the provisions of the Act with the filing of the Articles of Organization of the Company with the Secretary of State of California on June 13, 2003. The rights and obligations of the Members shall be as set forth in this Operating Agreement, except to the extent expressly provided otherwise by the Act. To the extent permitted by the Act, the provisions of this Operating Agreement shall override the provisions of the Act to the extent of any inconsistency or contradiction between them.

    Name.

    The name of the Company is "VLLI Holdings II, LLC" and all Company business shall be conducted by that name or by such other name as the Managing Member, from time to time, may select and which is in compliance with all applicable laws.

    Principal Office and Initial Agent.

    The principal office of the Company shall be 2010 North First Street, Suite 310, San Jose, California 95131, or such other office as the Managing Member, from time to time, may designate. The initial agent shall be the agent named in the Articles or such other Person or Persons as the Managing Member, from time to time, may designate.

    Purpose.

    The purpose of the Company is to liquidate the loans, investment securities, and other assets of Venture, Inc. The Company may engage in all activities necessary or appropriate to achieve this purpose.

    Term.

    The term of this Agreement shall be perpetual, unless sooner terminated as hereinafter provided.

    Entity Declaration.

    The Company is not a general partnership, a limited partnership, or a joint venture, and no Member, either Managing or Non-Managing, shall be considered a partner or joint venturer of or with any other Member for any purpose other than for federal and state tax purposes, and this Operating Agreement shall not be construed otherwise.

    Approval and Effect of Conversion.

    If the Plan of Liquidation is approved by the shareholders of Venture Inc., then and in such event, each shareholder of Venture Inc. shall be deemed to have adopted this Agreement as the operating agreement of the Company under the Act. As of the Effective Date of the contribution by Venture Inc. of its assets to the Company and the issuance by the Company of Units to Venture Inc. (the "Conversion"), each holder of shares of Common Stock of Venture Inc. and each of Westech and Siguler Guff will be entitled to receive Units of the Company and to become a Member of the Company in accordance with the terms of the Plan of Liquidation, each Member with a Capital Account equal to the product of (i) the difference between the fair market value of the assets contributed by Venture Inc. to the Company in the Conversion and the cash contributed by Venture Inc. to the Company to be used to pay expenses of Venture Inc. pursuant to the provisions of paragraph 8 of the Plan of Liquidation (such difference referred to herein as the "Net Assets") and (ii) a fraction, the numerator of which is the number of Units issued to the shareholder or to Westech or Siguler Guff, as the case may be, in the Conversion and the denominator of which is the number of Units issued to all shareholders of Venture Inc. and to Westech and Siguler Guff in the Conversion.

    Approval of Sale of Assets.

  The Company has been formed with the expectation that the remaining assets of Venture Inc. will be collected and/or sold or otherwise disposed of in an orderly fashion, as determined by the Managing Member. Accordingly, no additional consent of the Members is required for any such sale or disposition of the assets of the Company, even if such sale or disposition involves all or substantially all of the assets of the Company.

  CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
  MANAGING MEMBER'S OWNERSHIP INTEREST

    Initial Capital Contribution.

    Venture Inc. has contributed $100 in cash as its Capital Contribution to the Company. Except pursuant to the provisions of, and as required by, the Plan of Liquidation, Venture Inc. shall have no further obligation to make a Capital Contribution to the Company.

    Additional Capital Contributions.

    No Member shall be required to make any additional Capital Contributions to the Company. No Member shall be entitled to make any additional Capital Contributions unless approved by the Managing Member.

    No Interest.

    No Member shall be entitled to receive any interest on such Member's Capital Contributions.

    No Right To Withdraw or to Withdraw Capital.

    No Member shall be entitled to withdraw from the Company or to make withdrawals from, or to receive repayment of, its Capital Account, except as expressly provided herein. Each Member shall look solely to the assets of the Company, and no Member shall look to any other Member or to the Managing Member for the return of its Capital Contributions or any amount in its Capital Account.

    Capital Accounts.

      In General. A separate capital account ("Capital Account") shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations. Subject to the requirements of Section 1.704-1(b)(2)(iv) of the Treasury Regulations, each Capital Account:

        Shall be credited with: (A) such Member's share of the Net Assets contributed by Venture Inc. to the Company, as determined pursuant to Section 2.7 hereof; (B) all contributions of such Member to the Company; (C) such Member's share of the Profits of the Company; and (D) the amount of any liabilities of the Company assumed by such Member; and

        Shall be debited for: (A) distributions of cash to such Member; (B) the net value of Property (as determined by the Managing Member) distributed to such Member; (C) such Member's share of the Losses of the Company (including expenditures which can neither be capitalized nor deducted for tax purposes, organization and syndication expenses not subject to amortization and loss on sale or disposition of Property, whether or not disallowed under the rules of Sections 267 or 707 of the Code, but excluding losses or deductions described in Section 1.704-1(b)(4)(i) or (iii)) of the Treasury Regulations); and (D) the amount of any liabilities of such Member assumed by the Company.

      Capital Accounts Upon Sale or Exchange of Membership  Interests. Upon the sale or exchange of an Interest (which transaction is governed by Article 11 hereof) the Capital Account of the selling or exchanging Interest Holder will be transferred to the Transferee on a pro rata basis; provided, however, that such Transferee shall only be entitled to Distributions in respect of such Capital Account in accordance with the terms of this Agreement.

      Revaluation of Carrying Values Upon the Occurrence of Certain Events.

        Contributions. In accordance with the provisions of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, if, after the Conversion, any property other than money, and other than in a de minimis amount, is contributed to the Company, the Managing Member shall (and, in the case of a contribution of money, may) cause the Carrying Values of all of the Property of the Company (determined immediately prior to such issuance) to be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each such Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Property immediately prior to such issuance and had been allocated to the Members in accordance with Article 5. In determining the Unrealized Gain or Unrealized Loss, the fair market value of Property shall be as determined by the Managing Member.

        Distributions. In accordance with the provisions of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, if any property other than money, and other than in a de minimis amount, is distributed to a Member, the Managing Member shall (and, in the case of a distribution of money, may) cause the Carrying Values of all of the Property of the Company (determined immediately prior to such distribution) to be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each item of Property (or, in the discretion of the Managing Member, limited to the items of Property which are the subject of the distribution) as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Property immediately prior to such distribution and had been allocated to the Members in accordance with Article 5. In determining the Unrealized Gain or Unrealized Loss, the fair market value of the distributed Property shall be as determined by the Managing Member.

    The Managing Member's Ownership Interest.

  The ownership interest of the Managing Member shall consist of its Capital Contribution of $100 prior to the Effective Time of the Conversion. From and after the Effective Time of the Conversion, the ownership interest of the Managing Member shall consist of the Units issued to the Managing Member by the Company in the Conversion pursuant to the terms of the Plan of Liquidation. Notwithstanding anything contained herein to the contrary, whenever the term Member is used herein, it always shall include the Managing Member, whether or not such term is preceded or followed with the phrase "including the Managing Member" or words of like import.

  DISTRIBUTIONS

    Distributions.

      In General. Distributions of cash or Property shall be allocated to the Members in accordance with the respective number of Units owned by each of them.

      Distributions of Securities in Kind. To the extent feasible, each distribution of securities in kind shall be apportioned among the Members and/or the Managing Member (based upon the fair market thereof as of the date of the distribution, as determined by the Managing Member) in proportion to their respective interests in the proposed distribution under subsection (a) hereof, except to the extent a disproportionate distribution of such securities is necessary to avoid distributing fractional shares; provided, however, that the Managing Member shall have the right, with respect to any particular security, to sell that portion allocable to the Members (other than to the Management Companies with respect to the Units of the Company then owned by them) and to distribute the proceeds thereof to the Members (other than to the Management Companies with respect to the Units of the Company then owned by them) and distribute to the Management Companies therein their share of such issue in kind with respect to their Units if the Managing Member, in its sole and absolute discretion, determines that a distribution in kind to the Members is not administratively practicable.

    Distribution Policy.

  The Managing Member may, in its sole discretion, but shall not be required to, cause the Company to make distributions of cash and/or Property at any time and from time to time in the manner described herein. Notwithstanding the foregoing, the parties hereby acknowledge their intent that (i) it be the general policy of the Company to make such distributions as are determined by the Managing Member to be appropriate on a quarterly basis as soon as is reasonably practicable following the end of each fiscal quarter such that (ii) each fiscal quarter will generally be a separate Period. The Managing Member will use all reasonable efforts to cause the Company to adhere to the following distribution policy: The Company will distribute to the Members, no less frequently than annually, substantially all of the taxable income, including net recognized capital gain, if any, related to the Company's investments. The Company will distribute to the Members all proceeds received from principal payments and sales of investments net of: (i) reserves and expenses; and (ii) any amounts paid by the Company on the exercise of warrants.

  ALLOCATIONS

    Allocation of Profits.

    Profits and Losses for each Period shall be allocated to the Members in accordance with the respective number of Units owned by each of them.

    Section 704(c) Allocations.

    In accordance with Section 704(c) of the Code, income, gain, loss and deduction concerning any asset contributed by a Member to the Company, shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted tax basis of such asset and the value of such asset (as determined by the Managing Member) upon contribution. If the value of any asset of the Company is adjusted under Article 3, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Section 704(c) of the Code. The actual method used to take into account the variation herein provided shall be determined by the Managing Member. Allocations under this Section 5.2 are solely for purposes of federal income taxes and shall not affect or be taken into account in computing any Member's Capital Account.

    Allocations Concerning Transferred Interests.

  Unless the Code requires otherwise, any Profits or Losses allocable to an Interest which has been transferred (which transaction shall be governed by Article 11 hereof) during any year shall be allocated among the Persons who were holders of such Interest during such year by taking into account their varying interests during such taxable year in accordance with Section 706(d) of the Code and using any convention selected by the Managing Member.

  POWERS AND DUTIES OF THE MANAGING MEMBER

    In General.

    The Company shall have a managing member (the "Managing Member") with such rights and obligations as are set forth in this Article 6 and elsewhere in this Operating Agreement and in the Act. Except as otherwise specifically provided for in the Agreement or in the Act, the Managing Member shall have the exclusive right to manage the Company's business and shall: (i) manage the affairs and business of the Company; (ii) exercise the authority and powers granted to the Company; and (iii) otherwise act in all other matters on behalf of the Company. No contract, obligation or liability of any kind or type can be entered into on behalf of the Company by any Member other than the Managing Member. The Managing Member shall have the right to take all actions which shall be necessary or appropriate to accomplish the Company's purposes in accordance with the terms of this Operating Agreement.

    Initial Managing Member.

    The initial Managing Member of the Company shall be Venture Inc. From and after the Effective Time of the Conversion, the Managing Member shall be Westech.

    Rights and Powers of Managing Member.

    Subject to the approval rights of the Members set forth in Section 13.3 hereof, the powers expressly granted to the Advisory Board pursuant to Article 7 hereof, and such other limitations as may be found herein or in the Act, in addition to the rights and powers which it may have in accordance with Section 6.1 and the Act, the Managing Member shall have all specific rights and powers required for the management of the business of the Company including the right to do the following:

      Conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

      Acquire by purchase, lease or otherwise any asset which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

      Operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, and lease any asset necessary, convenient or incidental to the accomplishment of the purposes of the Company;

      Execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of the business, or in connection with managing the affairs of the Company, including executing amendments to this Operating Agreement and the Articles in accordance with the terms of this Operating Agreement;

      Borrow money and issue evidences of indebtedness, and secure the payment of the same by mortgage, pledge or other lien on Company assets, but only to the extent that such indebtedness, in the Managing Member's reasonable judgment, based on the advice of counsel to the Company, would not constitute "acquisition indebtedness" within the meaning of Section 514 of the Code; provided, however, that the Managing Member shall not borrow money or issue any evidence of indebtedness for the purpose of making additional loans or purchasing additional investment securities for and on behalf of the Company;

      Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company's assets;

      Prepay in whole or in part, refinance, recast, increase, modify or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

      Care for and distribute funds to the Members, including the Managing Member, by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Operating Agreement, and perform all matters in furtherance of the objectives of the Company or this Operating Agreement;

      Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

      Enter into transactions involving potential Conflict of Interest Transactions; provided, however, that such transactions are approved by the Advisory Board pursuant to the provisions of Section 7.6;

      Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and to the Members or to Advisory Board members) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

    (l) Take, or refrain from taking, all actions, not expressly proscribed or limited by this Operating Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

    (m) Institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought by or on behalf of, or against, the Company, the Members or Advisory Board members in connection with activities arising out of, connected with, or incidental to this Operating Agreement, and to engage counsel or others in connection therewith;

    (n) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them; and

    (o) To make such indemnification as is authorized by this Operating Agreement or in accordance with the Act.

    Investment Duties.

    Subject to those rights and obligations of the Advisory Board as are set forth in Article 7, the Managing Member will supervise and manage the loan and securities portfolio acquired by the Company from Venture Inc. and will determine from time to time what securities and other investments will be retained or sold by the Company and will provide portfolio management and servicing of the investments held in the Company's portfolio, administer the Company's day-to-day affairs, and attend to Member relations. The Managing Member will use reasonable efforts not to carry any investment or incur any liability for and on behalf of the Company which would result in the realization of "unrelated business taxable income" within the meaning of Section 512 of the Code.

    Administrative Duties.

    The Managing Member will administer the affairs of the Company as provided for hereunder and, in particular, will, among its other duties, attend to the following items:

      The Managing Member will supervise all aspects of the operations of the Company, including oversight of transfer agency, custodial and accounting services, to be paid by the Company;

      The Managing Member will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as required) of tax returns and required reports to the Members and appropriate federal or state regulatory authorities;

      The Managing Member will maintain or oversee the maintenance of all books and records with respect to the Company; and

      All cash, securities and other assets of the Company will be maintained in the custody of one or more banks in accordance with the provisions of Rule 206(4)-2 of the Rules under the Advisers Act; the authority of the Managing Member to instruct the Company's custodian(s) to deliver and receive such cash, securities and other assets on behalf of the Company will be governed by a custodian agreement (the "Custodian Agreement") between the Company and each such custodian.

    Management Companies.

    Effective the "Effective Date" of the Plan of Liquidation (as defined in the Plan of Liquidation), the Managing Member will delegate to the Management Companies certain of the management and administrative responsibilities of the Managing Member under this Agreement, including certain reporting and administrative duties, pursuant to a Management Agreement in the form of Annex B hereto, as said Management Agreement is approved by the shareholders of Venture Inc. (hereinafter, the "Management Agreement"). The delegation of such duties to the Management Companies shall not relieve the Managing Member of any of its duties, responsibilities or liabilities hereunder. The Managing Member has the authority to amend the Management Agreement in the future, or enter into a management agreement with one or more different Management Companies, on terms and conditions satisfactory to the Managing Member and consistent with this Agreement provided that such amendments or similar agreements do not contain additional terms that would have a material adverse effect upon any Member. If the Managing Member is terminated as Managing Member in accordance with this Agreement, the Management Agreement automatically will be terminated.

    Services Not Exclusive.

    The services furnished by the Managing Member hereunder are not to be deemed exclusive and the Managing Member shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of the Managing Member to engage in any other business or to devote its time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

    Expenses.

      The Company will pay all expenses (including, without limitation, accounting, legal, printing, clerical, filing and other expenses) incurred by the Company or the Managing Member (or its Affiliates) on behalf of the Company in connection with the organization of the Company and the Conversion. Except as otherwise expressly provided for in Section 6.8(b), the Company will bear all of its expenses incurred in its operations including, but not limited to, the following: (i) brokerage and commission expense and other transaction costs incident to the acquisition and dispositions of investments and the creation and perfection of security interests with respect thereto (if any), (ii) federal, state and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Company, (iii) interest charges and other fees in connection with any borrowings, (iv) SEC fees and expenses and any fees and expenses of state securities regulatory authorities, if any, (v) expenses of printing and distributing reports and notices to Members, (vi) costs of proxy solicitation, (vii) costs of meetings of Members and the Advisory Board, (viii) charges and expenses of the Company's custodian, transfer and dividend disbursing agents, (ix) expenses of collecting loans made by the Company and foreclosing and executing upon security interests granted to the Company in connection with any such loans, including the expenses of storing collateral, (x) legal and auditing expenses, including expenses incident to the documentation for, and consummation of, investments of the Company (including investments that are not consummated), (xi) costs of certificates representing the Units, if any, (xii) costs of stationery and supplies, (xiii) the costs of membership by the Company in any trade organization, and (xiv) expenses associated with litigation and other extraordinary or non-recurring expenses.

      The expenses to be borne by the Managing Member in connection with its duties to the Company hereunder are limited to the following: (i) all costs and fees incident to any due diligence investigation conducted by the Managing Member in connection with the exercise of any warrants acquired by the Company from Venture Inc. in the Conversion, such as travel expenses and professional fees (but excluding legal, brokerage, and accounting fees and other costs incident to the exercise of any such warrants), (ii) the cost of adequate office space for the Company and all necessary office equipment and services, including telephone service, heat, utilities and similar items, and (iii) the cost of providing the Company with such corporate, administrative and clerical personnel as the Managing Member reasonably deems necessary or advisable to perform the services required to be performed by it under this Agreement.

      The payment or assumption by the Managing Member of any expense of the Company that the Managing Member is not required to pay or assume hereunder shall not obligate the Managing Member to pay or assume the same or any similar expense of the Company on any subsequent occasion.

    Management Fee.

      For the services provided and the expenses assumed hereunder, the Company shall pay, on a quarterly basis, whether before or after dissolution of the Company, the Management Fee to the Management Companies pursuant to the terms of the Management Agreement. The Management Fee will be allocated between the Management Companies in accordance with their agreement.

      If the Managing Member (or an Affiliate thereof) receives any compensation from a company whose securities are held directly in the Company's portfolio in connection with the provision to that company of significant managerial assistance, the Management Fee shall be reduced by the amount of such fee (measured as of the time that such fee is received). If such amounts have not been fully offset at the time of termination of this Agreement, the Managing Member shall pay such excess amounts to the Company upon termination.

    Resignation and Removal; Appointment of Successor.

      Venture Inc.'s tenure as Managing Member shall begin effective as of the date hereof and shall continue until the Effective Time of the Conversion and Venture Inc. is succeeded as Managing Member by Westech.

      The Managing Member may be terminated by a vote of the Members holding at least two-thirds of the Units, without the payment of any penalty, but only for Cause. The Managing Member may resign at any time, without the payment of any penalty, on sixty (60) days' written notice to the Company.

      If the Managing Member is removed or resigns pursuant to Section 6.10(b), then a successor shall be appointed by an affirmative vote of a Majority-in-Interest.

      Notwithstanding any termination or resignation of the Managing Member, as to any Units then owned by the Managing Member, the Managing Member shall continue to be entitled to all rights of a Member with respect to thereto, including the right to any distribution made on or with respect to the Units and the right to exercise all voting rights with respect to the Units.

  ADVISORY BOARD

    In General.

    The Company shall have an advisory board (the "Advisory Board") with such rights and obligations as are set forth in this Article 7 and elsewhere herein.

    Initial Members; Number; Tenure.

    The Advisory Board initially shall consist of not less than two nor more than five members. The initial members shall be selected by the Managing Member from the independent directors serving on the Board of Directors of Venture Inc. Each member of the Advisory Board shall hold office until his or her successor shall have been elected.

    Resignation and Removal; Successors.

    A member of the Advisory Board may resign at any time upon written notice to the Managing Member. One or more of the members of the Advisory Board may be removed with or without cause by the affirmative vote of a Majority-in-Interest or by the Managing Member. Any vacancy on the Advisory Board shall be filled by the Managing Member.

    Meetings; Voting; Procedures.

    The Advisory Board shall meet at such times and from time to time as the Managing Member or the Advisory Board may determine. The Managing Member shall provide notice to the members of the Advisory Board of each meeting called by the Managing Member. The Advisory Board shall cause each of its members and the Managing Member to be notified of each meeting called by the Advisory Board. Notice under this Section 7.4 shall be on substantially the same terms as the notice called for in Section 8.2. Meetings shall be held at the principal place of business of the Company or as otherwise determined by the Managing Member. The Managing Member and members of the Advisory Board may appear telephonically as described in Section 8.6. All approvals, disapprovals and other actions taken by the Advisory Board shall be authorized by a majority of the Advisory Board members then holding office. The Advisory Board shall have the authority to adopt such rules and procedures relating to the conduct of its affairs as are not inconsistent with this Agreement.

    Compensation.

    Each Member of the Advisory Board shall be paid $5,000 per year by the Company for his or her services as a member of the Advisory Board, payable quarterly, and reimbursement of his or her reasonable expenses in attending meetings.

    Rights and Obligations of the Advisory Board.

    The Advisory Board shall have the following rights and obligations, as well as such other rights and obligations as are contained elsewhere in this Agreement: (a) To be available to offer advice to the Managing Member regarding the activities of the Company; (b) to review and approve such transactions involving potential Conflict of Interest Transactions as are submitted to it by the Managing Member; provided, however, that the Managing Member shall submit to the Advisory Board for their approval all transactions involving potential Conflict of Interest Transactions, as reasonably determined by the Managing Member.

    Limitation of Powers and Activities.

  The rights, powers and permissible activities of the Advisory Board are hereby limited to those expressly set forth in this Operating Agreement and such rights, powers and permissible activities shall be narrowly construed. Neither the Advisory Board nor any member thereof (acting in such capacity) shall have the power to bind the Company or any authority to act for the Company or on its behalf.

  MEETINGS OF MEMBERS

    Meetings.

    Meetings of the Members may be called by the Managing Member, or by Members holding not less than twenty-five percent (25%) of the Units. Meetings shall be held at the principal place of business of the Company or as otherwise determined by the Managing Member.

    Notice.

    Notice of any meeting of the Members shall be given no fewer than five (5) days and no more than sixty (60) days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Section 13.4 and shall specify the purpose or purposes for which the meeting is called. The attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

    Quorum.

    The holders of a Majority-in-Interest of the Units, present in person or represented by proxy, shall constitute a quorum for transaction of business at any meeting of the Members; provided, however, that, if the holders of less than a Majority-in-Interest of the Units are present at such meeting, the holders of a majority of the Units present may adjourn the meeting at any time without further notice.

    Manner of Acting.

    The act of the holders of a majority of the Units present at a meeting at which a quorum is present shall be the act of the Members, unless the act of a greater number is required by the Act, this Operating Agreement, or the Articles.

    Action Without Meeting.

    Unless specifically prohibited by the Articles, any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members were present and voting. Prompt notice of the taking of the action without a meeting by less than unanimous consent shall be given in writing to those Members who did not consent in writing.

    Telephonic Meetings.

    The Members may participate in and act at any meeting of Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

    Proxies.

    Each Member entitled to vote at a meeting of Members or to express consent or dissent to action in writing without a meeting may authorize another Person or Persons to act for him by proxy. No proxy shall be valid after eleven months from the date of its execution, unless it is otherwise permitted by the Act and so provided in the proxy.

    Voting of Units.

    Each outstanding Unit shall be entitled to one vote upon each matter submitted to a vote of the Members; provided, however, that, if a Member has assigned all or a portion of its Units to a Person who is not admitted as a Member, neither the transferring Member nor the Transferee/Economic Interest Holder shall have the right to vote the Units so transferred and such Units shall not be deemed to be outstanding for purposes of determining a quorum or any percentage vote required or permitted hereunder.

    Record Date.

  For the purpose of determining the Members entitled to notice of, or to vote at, a meeting of the Members or to give approvals without a meeting as provided for in Section 8.5 hereof, to receive any distribution or to exercise any right, the Managing Member may set a record date (the "Record Date") which, in the case of a meeting or written approvals, shall not be less than five (5) nor more than 60 days before (i) the date of the meeting (unless such requirement conflicts with any law, rule, regulation or other applicable ordinance) or (ii) in the event approvals are sought without a meeting, the date by which Members are requested in writing by the Managing Member to give such approvals and, in all other cases, shall not be more than 60 days prior to any other action.

  INDEMNIFICATION/LIMITATION OF LIABILITY

    Right to Indemnification.

    Subject to the limitations and conditions provided in this Article 9 and in the Act, each Person ("Indemnified Person") who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the Company) ("Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that it, or a Person of whom it is the legal representative, is or was a Managing Member (or an owner, employee or agent thereof) or a member of the Advisory Board of the Company shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys' fees) actually incurred by such Indemnified Person in connection with such Proceeding if such Indemnified Person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the Indemnified Person had reasonable cause to believe that its conduct was unlawful.

    Derivative Claims.

    Subject to the limitations and conditions provided in this Article 9 and in the Act, the Company shall and does hereby indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Managing Member (or an owner, employee or agent thereof) or member of the Advisory Board of the Company against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit, if such Person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for gross negligence, recklessness or willful misconduct in the performance of its duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    Success on Merits.

    To the extent that a Person has been successful, on the merits or otherwise, in the defense of any Proceeding referred to in Sections 9.1 or 9.2, or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection therewith.

    Survival.

    Indemnification under this Article 9 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article 9 shall be deemed contract rights, and no amendment, modification or repeal of this Article 9 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

    Advance Payment.

    The right to indemnification conferred by this Article 9 shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Article 9 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article 9 or otherwise.

    Indemnification of Employees and Agents.

    The Company may indemnify and advance expenses to any other employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses incurred by the Managing Member and by members of the Advisory Board under this Article 9; and the Company may indemnify and advance expenses to Persons who are not or were not Managing Members or members of the Advisory Board, employees or agents of the Company, but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against it and incurred by it in such a capacity or arising out of its status as such a Person to the same extent that it may indemnify and advance expenses to the Managing Member under this Article 9.

    Appearance as Witness.

    Notwithstanding any other provision of this Article 9, the Company may pay or reimburse expenses incurred by a Managing Member (or owner, employee or agent thereof), a member of the Advisory Board or any agent or employee of the Company in connection with its appearance as a witness or other participation in a Proceeding at a time when it is not a named defendant or respondent in the Proceeding.

    Nonexclusivity of Rights.

    The right to indemnification and the advancement and payment of expenses conferred by this Article 9 shall not be exclusive of any other right which a Managing Member (or an owner, employee or agent thereof), a member of the Advisory Board or other Person may have or hereafter acquire under any law (common or statutory), provision of the Articles or Operating Agreement, agreements, vote of Members, or otherwise.

    Insurance.

    The Company may purchase and maintain insurance, at its expense, to protect itself and any Indemnified Person against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 9.

    Savings Clause.

    If Sections 9.1 or 9.2 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

    Limitation on Liability.

  Neither the Managing Member nor any Affiliate thereof shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates except a loss resulting from gross negligence or willful misconduct on its part (or on the part of any Affiliate, as the case may be) in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

  BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

    Maintenance of Books and Records.

        The Managing Member shall cause the Company to keep books and records of accounts and minutes of the proceedings of its Members and of the Advisory Board at the principal office of the Company. Within 120 days following the end of each of the Company's fiscal years, the Company shall provide to the Members, unaudited, annual financial statements prepared in accordance with generally accepted accounting principles. In the discretion of the Managing Member, the Company shall provide to the Members unaudited quarterly financial statements following the end of each of the first three fiscal quarters of the Company's fiscal year, prepared in accordance with generally accepted accounting principles.

    Tax Information.

    As promptly as reasonably practicable following the end of each fiscal year during the term of the Company, the Managing Member shall cause each Member to be furnished with such Member's Schedule K-1 to Form 1065 federal return or its equivalent, and such additional information as a Member reasonably may request to enable it to complete its tax returns or to fulfil other reporting requirements.

    Taxable Year and Accounting Method.

    The Company's taxable and fiscal years shall be December 31. The Company shall use the accrual method of accounting.

    Tax Elections.

    All elections required or permitted to be made by the Company under the Code shall be made by the Managing Member on behalf of the Company. In particular:

        The Company shall elect to deduct expenses incurred in organizing the Company ratably over a 60-month period as provided in Section 709 of the Code;

        Upon the distribution of the Units by Venture Inc. to its shareholders, pursuant to the Plan of Liquidation, or in case of a Transfer of all or part of any Units (as governed by Article 11), the Managing Member may, but need not, elect, in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the basis of Property pursuant to Sections 734 and 743 of the Code;

        The Company shall elect to deduct start-up expenditures ratably over a 60-month period as provided in Section 195 of the Code; and

        The Company shall not elect to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or corresponding provisions of state or local law.

    "Tax Matters Partner."

    The Managing Member shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. The Managing Member, being so designated, is authorized to take such actions as are permitted by Sections 6221 through 6233 of the Code.

    Bank Accounts.

  Subject to the provisions of Section 6.5(d), hereof, all funds of the Company are to be deposited in the Company's name in such bank accounts or investment accounts, and shall be withdrawn on the signature of such other Person or Persons, as required by the applicable Custodian Agreement.

  RESTRICTIONS ON
  TRANSFER OF INTEREST

    Prohibition on Transfers.

      Except as otherwise specifically provided herein, no Interest Holder may sell, assign, transfer, pledge, encumber, or otherwise dispose of (any of which is a "Transfer") its Interest, in whole or in part, or enter into any agreement or grant any options or rights with respect thereto, whether by action of such Interest Holder or by operation of law or otherwise, without the prior written consent of the Managing Member, which consent, in the Managing Member's sole and absolute discretion, may be withheld. All expenses incurred by the Company in respect of such Transfer shall be reimbursed by such Interest Holder. In addition, the Managing Member may require an opinion of counsel, in a form that is reasonably satisfactory to the Managing Member, specifying the nature and circumstances of such Transfer and, based on such facts, stating the proposed Transfer would not be in violation of any of the registration provisions of applicable federal or state securities laws.

      Notwithstanding anything contained herein to the contrary, the Managing Member shall not consent to any transfer if such transfer would:

        cause a termination of the Company for federal or, if applicable, state income tax purposes;

        in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

        cause the Company to become a "publicly traded partnership," as such term is defined in Section 7704 of the Code;

        require the registration of such transferred Interest pursuant to any applicable federal or state securities laws;

        subject the Company to regulation under the 1940 Act;

        result in a violation of applicable laws; or

        be made to any Person who lacks the legal right, power or capacity to own such Interest.

    Admission of Transferee as Member.

      The Managing Member may consent to a Transfer without consenting to the admission of the transferee under such approved Transfer (a "Transferee") as a Member of the Company. A Transferee may only be admitted as a Member of the Company if and when (i) the Transferee becomes a party to this Agreement by agreeing in writing to be bound by the terms and provisions hereof, and (ii) the Managing Member consents to such admission, which consent may be withheld in its sole and absolute discretion. Any Transferee, and the spouse of such Transferee if applicable, shall execute and acknowledge such other instruments as the Managing Member may deem necessary or desirable to effectuate the admission of the Transferee as a Member of the Company.

      Any Transferee not admitted as a member of the Company shall be entitled to the Profits, Loss, and distributions allocable to the assigned Units, but shall not be entitled to vote on Company matters or to exercise or enjoy any of the other rights of a Member of the Company unless and until such Transferee is admitted as a Member of the Company. Each Transferee or any subsequent Transferee of Interests, or any partial interests thereof, shall hold such Shares or Economic Interests subject to all of the provisions hereof and shall make no transfers except as permitted hereby.

    Pledge.

    An Interest Holder may not pledge its Interest as security, except with the consent of the Managing Member, which consent, in its sole and absolute discretion, may be withheld.

    Void Transfers.

    Any purported transfer in violation of any provision hereof shall be void ab initio and shall not operate to transfer any right, title or interest to the purported transferee.

    Legend on Certificates.

    Each Member shall have placed on certificates representing its Units, if such certificates are issued, the following legend:

    THE SALE, TRANSFER, HYPOTHECATION, ENCUMBRANCE, OR DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF THE OPERATING AGREEMENT OF VLLI HOLDINGS II, LLC. ALL RESTRICTIONS CONTAINED IN SUCH AGREEMENT ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE. A COPY OF THE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF VLLI HOLDINGS II, LLC AT 2010 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95131.

    Withdrawal Prohibited.

  No Member may withdraw or resign from the Company until there has been a dissolution and a full and complete winding up of the Company in accordance with this Agreement and the Act. If such Member is permitted to withdraw pursuant to the provisions of the Act, notwithstanding the foregoing, such Member shall be treated as an Economic Interest Holder which has not been admitted as a Member of the Company.

  DISSOLUTION, LIQUIDATION AND TERMINATION

    Events of Dissolution.

    The Company shall be dissolved and shall commence winding up its affairs upon the first to occur of the following:

      The determination to dissolve made by the Managing Member;

      The sale, disposition or abandonment of all or substantially all of the Property; or

      The entry of a decree of judicial dissolution under the Act.

    The Company shall not be dissolved upon the death, insanity, retirement, resignation, expulsion, dissolution or Bankruptcy of any Member or Managing Member.

    Winding Up.

    Upon the dissolution of the Company, the Managing Member shall wind up the Company's affairs and satisfy the Company's liabilities. The Managing Member shall liquidate all of the assets of the Company in a reasonable fashion. During this period, the Managing Member shall continue to operate the business of the Company and all of the provisions of this Operating Agreement shall remain in effect. The Managing Member shall notify all known creditors and claimants of the dissolution of the Company in accordance with the Act.

    Final Distribution.

    The proceeds from the liquidation of the assets of the Company shall be distributed as follows:

      First, to creditors, including Members who are creditors, until all of the Company's debts and liabilities are paid and discharged (or provision is made for payment thereof); and

      The balance, if any, to the Members in accordance with the respective number of Units owned by each of them.

    Distributions in Kind.

    In connection with the termination and liquidation of the Company, the Managing Member may either sell Property for cash or distribute Property pro rata in kind. Any asset distributed in kind upon liquidation of the Company shall be treated in accordance with Section 3.5(c)(ii).

    No Recourse Against Managing Member.

    The Members shall look solely to the assets of the Company for the return of their investment, and if the assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return such investment, then they shall have no recourse against the Managing Member (or any Affiliate thereof) or against any member of the Advisory Board.

    Certificate of Cancellation.

  On completion of the distribution of assets of the Company as provided herein, the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State, cancel any other filings made pursuant to Section 2.1, and take such other actions as may be necessary to terminate the Company.

  GENERAL PROVISIONS

    Effect of Headings; Terminology.

    The subject headings of the articles, sections and subsections of this Operating Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender, singular or plural, as the context requires. The use herein of the word "including," when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matter set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that reasonably could fall within the broadest possible scope of such general statement, term or matter.

    Entire Agreement; Waiver.

    This Operating Agreement, Schedule 1, and Annexes A and B hereto constitute the entire agreement between the parties pertaining to the subject matter contained in them and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. Each party hereto represents that, in entering into this Operating Agreement, such party has relied solely upon the express provisions of this Operating Agreement and has not relied upon any other party's inducements, promises, representations or obligations to make any disclosures. No waiver of any of the provisions of this Operating Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    Amendments.

      Except as otherwise provided in this Section 13.3, this Agreement may be amended, in whole or in part, only through a written amendment executed by the Managing Member and a Majority-In-Interest; provided, however, that, without the consent of such Member, no amendment shall (i) increase a Member's obligation to make capital contributions to the Company, (ii) impose personal liability upon a Member for any debts or obligations of the Company, (iii) reduce a Member's Capital Account or rights to distributions hereunder, (iv) amend the provisions of this Agreement relating to amendments, or (v) except as otherwise provided in Section 13.3(b), have a material adverse effect on a Member. Each Member promptly shall be notified of any amendment to this Agreement made pursuant to this Section 13.3.

      Notwithstanding the foregoing provisions of this Section 13.3, the Managing Member, without the consent of the Members, may amend this Agreement to (i) reflect changes made in the membership of the Company and the Capital Contributions of the Members; (ii) reflect a change in the name of the Company; (iii) subject to the provision in Section 13.3(a), cure any ambiguity, correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement or make any other change that does not materially and adversely affect the Members; (iv) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the Managing Member or the Company pursuant to the requirements of applicable California law if the provisions of applicable California law are amended, modified or revoked so that the taking of such action is no longer required; (v) prevent the Company, in any manner, from being (A) deemed an "investment company" subject to the provisions of the 1940 Act, (B) treated as a "publicly traded partnership" for purposes of Section 7704 of the Code, or (C) subject the Company to federal income tax as an association taxable as a corporation; or (vi) make any other amendments similar to the foregoing. A Member's right to object to an amendment pursuant to Section 13.3(b)(iii) on the grounds that such amendment is materially adverse to such Member shall expire at the close of business on the 30th day following notice to such Member of such amendment.

      If a Transferee holds an Economic Interest in respect of which there are (but for the operation of this Section 13.3(c)) no corresponding consent rights held by any Person (e.g., in the case of an Economic Interest acquired by the Transferee pursuant to a transaction or event in which consent rights are extinguished, such as upon the death or dissolution of a Member), then, solely with regard to an amendment to this Agreement that would materially reduce or diminish such Economic Interest, the Transferee shall have the same consent rights in respect of such amendment as would have been held by the assignor Member of such Economic Interest if the assignor Member had continued as a Member and continued to hold such Economic Interest (but no other Economic Interest in the Company). Except as set forth in this Section 13.3(c), a Transferee shall not, solely by virtue of its status as such, have any right to consent or withhold consent in respect of an amendment to this Agreement.

    Notices.

    All notices and demands required or permitted under this Operating Agreement shall be in writing, as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it; (ii) by mailing such notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given on the date which is five (5) days after its mailing; (iii) by facsimile or (iv) by Federal Express or any other overnight carrier, in which case the notice shall be deemed to be given as of the date it is sent.

    All notices which concern this Operating Agreement shall be addressed as follows:

    If to the Company: VLLI HOLDINGS II, LLC

    2010 North First Street, Suite 310

    San Jose, California 95131

    Attn: Chief Financial Officer

    With a copy to: Joseph S. Radovsky, Esq.

    Greene Radovsky Maloney & Share LLP

    Four Embarcadero Center, Suite 4000

    San Francisco, California 94111

    If to the Members: To the address as shown from time to time on the records of the Company. Any Member may specify a different address, which change shall become effective upon receipt of such notice by the Managing Member.

    If to the Managing Member:

    (From and after the Westech Investment Advisors, Inc.

    Effective Time of the 2010 North First St., Suite 310

    Conversion): San Jose, California 95131

    Attn: Ronald W. Swenson

    With a copy to: Joseph S. Radovsky, Esq.

    Greene Radovsky Maloney & Share LLP

    Four Embarcadero Center, Suite 4000

    San Francisco, California 94111

    Parties Bound.

    This Operating Agreement shall be binding upon the Members, the Managing Member, the members of the Advisory Board and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

    Applicable Law.

    The laws of the State of California shall govern this Operating Agreement, excluding any conflict of laws rules. The Members irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Operating Agreement shall be litigated only in courts having a situs within the County of Santa Clara, California. Each Member hereby consents and submits to the jurisdiction of any local, state or federal court located within such county and state and hereby waives any rights it may have to transfer or change the venue of any such litigation. To the extent permitted by applicable law, the provisions of this Operating Agreement shall override the provisions of the Act to the extent of any inconsistency or contradiction between them.

    Further Assurances.

    Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and the transactions contemplated herein.

    Severability.

    If any provision of this Operating Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that such provision or portion thereof shall be modified or deleted in such a manner so as to make such provision or portion thereof, as modified, legal and enforceable to the fullest extent permitted under applicable law, and, notwithstanding such modification or deletion, all other provisions of this Operating Agreement be construed to remain fully valid, enforceable, and binding on the parties, provided that no such severability shall be effective if it materially changes the economic benefit of this Operating Agreement to any party.

    Attorneys' Fees and Costs.

    If any legal action or other proceeding is brought for the enforcement of this Operating Agreement, or because of an alleged dispute, breach, default, or misrepresentative in connection with any of the provisions of this Operating Agreement, the prevailing party or parties shall be entitled to recover court costs, expert and witness costs, reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled. The prevailing party shall be determined based upon an assessment of which party's major arguments made or positions taken in the action or proceedings fairly could be said to have prevailed over the other party's major arguments or positions on major disputed issues in the decision.

    / / / /

    / / / /

    / / / /

    Counterparts.

This Operating Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Venture Lending & Leasing II, Inc. has caused this Agreement to be executed as of the day and year first above written.
INITIAL MEMBER:
VENTURE LENDING & LEASING II, INC. By: Ronald W. Swenson Chairman of the Board and Chief Executive Officer

SCHEDULE 1

DEFINITIONS

"1940 Act" shall mean the Investment Company Act of 1940, as amended.

"Act" means the Beverly-Killea Limited Liability Company Act, California Corporations Code Section17000 et seq. and any successor statute, as amended from time to time.

"Advisers Act" shall mean the Investment Advisers Act of 1940, as amended.

"Advisory Board" shall have the meaning assigned thereto in Section 7.1.

"Affiliate" of another Person means: (a) any entity or individual that, directly or indirectly, controls or holds the power to vote ten percent (10%) or more of the outstanding voting securities of such Person; (b) any Person, ten percent (10%) or more of whose voting securities, directly or indirectly, are owned, controlled or held with power to vote by such other Person; (c) any Person, directly or indirectly, controlling, controlled by, or under common control with such other Person; (d) any officer, director or partner of such other Person; and (e) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

"Articles" means the Articles of Organization filed for the Company in accordance with the Act.

"Bankruptcy" means, with respect to a Person, that such Person: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) has entered against such Person an order for relief in any bankruptcy proceeding; (iv) the filing of a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of all or any substantial part of such Person's properties.

"Capital Account" shall have the meaning assigned thereto in Section 3.5(a).

"Capital Contributions" means the total amount of capital contributed by a Member to the Company, as determined from time to time.

"Carrying Value" means, with respect to any Property of the Company, the adjusted basis of such Property for federal income tax purposes, as of the time of determination, and as the same may be adjusted from time to time in accordance with Section 3.5(c).

"Cause" shall mean the Managing Member's willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Operating Agreement, or the reckless disregard of its obligations and duties under the Operating Agreement.

"Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

"Company" shall mean VLLI Holdings II, LLC, a California limited liability company.

"Conflict of Interest Transaction" shall mean (i) a purchase or sale of securities between the Company and the Managing Member or its Affiliates; (ii) an investment by the Company in an entity in which the Managing Member or its Affiliates own an equity interest, and (iii) an investment by the Managing Member or its Affiliates in an entity in which the Company or an Affiliate have an interest, other than entities which are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

"Conversion" refers to that aspect of the liquidation of Venture Inc. pursuant to which Venture Inc. will contribute all its assets to the Company in return for the Company's issuance of Units to Venture Inc., followed by Venture Inc.'s distribution of the Units to its shareholders and to the Management Companies, all in accordance with the Plan of Liquidation.

"Custodian Agreement" shall have the meaning assigned thereto in Section 6.5(d).

"Economic Interest" means the interest held by a Transferee of a Member or Economic Interest Holder who has not been admitted as a Member.

"Economic Interest Holder" means any Person owning an Economic Interest.

"Effective Date" refers to the date at which the Conversion shall become effective pursuant to the terms of the Plan of Liquidation.

"Indemnified Person" shall have the meaning assigned thereto in Section 9.1.

"Interest" means Units or an Economic Interest.

"Interest Holder" means a Member, with respect to Units and, an Economic Interest Holder with respect to an Economic Interest.

"Majority-in-Interest" refers to an approval or consent of Members holding more than fifty percent (50%) of the outstanding Units.

"Management Agreement" refers to the Management Agreement by and between the Company and the Management Companies, in the form of Annex B to the Operating Agreement, as the same is approved by the shareholders of Venture Inc.

"Management Companies" shall mean Westech Investment Advisors, Inc., as investment manager, and Siguler Guff Advisers, L.L.C., as advisor to Westech, or such successor or replacement company to such Management Companies as shall be approved by the Managing Member that is, in each case, an Affiliate of the Management Company being replaced.

"Management Fee" shall mean an amount, to be computed quarterly, equal to an annual rate of 2.5% of the Company's total assets, as of the last day of each such quarter.

"Managing Member" shall have the meaning assigned thereto in Sections 6.1 and 6.2.

"Maryland General Corporation Law" refers to the Corporations and Associations Article of the Annotated Code of Maryland.

"Member" means the Managing Member, each shareholder of Venture Inc. that receives Units of the Company in the Conversion, each of Westech and Siguler Guff, as to the Units issued to them in the Conversion, and each Person admitted to the Company as a Member after the Conversion as provided in the Operating Agreement.

"Non-Managing Member" shall mean each Person (other than the Managing Member) who is or hereafter becomes a Member.

"Operating Agreement" or "Agreement" shall mean the Operating Agreement of VLLI Holdings II, LLC.

"Period" shall mean a fiscal quarter or such other time period with respect to which the Managing Member shall elect to (i) make a distribution and/or (ii) close the Company's books and otherwise treat as a discrete period.

"Person" means any individual, corporation, governmental entity, trust, estate, partnership, joint venture, limited liability company or other entity.

"Plan of Liquidation" refers to the Plan of Liquidation in the form of Annex A to the Operating Agreement, as the same is approved by the shareholders of Venture Inc.

"Proceeding" shall have the meaning assigned thereto in Section 9.1.

"Profits" and "Losses" mean, for each fiscal year, an amount equal to the taxable income or loss of the Company for such year, determined in accordance with Section 703(a) of the Code (including all items required to be stated separately) with the following adjustments:

    Any income exempt from federal income tax shall be included;

    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (including expenditures treated as such pursuant to Section 1.704-1(b)(2)(iv)(i)) of the Treasury Regulations shall be subtracted;

    Unrealized Gains and Unrealized Losses shall be taken into account; and

    Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value.

"Property" means all properties, assets and rights of any type owned by the Company.

"Record Date" shall have the meaning assigned thereto in Section 8.9.

"Regulatory Allocation" shall have the meaning assigned thereto in Section 5.4.

"SEC" shall mean the Securities and Exchange Commission.

"Siguler Guff" refers to Siguler Guff Advisers, L.L.C., a Delaware limited liability company, and to any Person or Persons who succeed to the business of Siguler Guff Advisers, Inc. by merger, consolidation, or purchase of all or substantially all of its assets.

"Transfer" shall have the meaning assigned thereto in Section 11.1 hereof.

"Transferee" shall have the meaning assigned thereto in Section 11.2(a).

"Treasury Regulations," "Treas. Reg." or "Reg." means the income tax regulations promulgated under the Code as amended from time to time (including corresponding provisions of succeeding regulations).

"Unit" means an ownership interest in the Company.

"Unrealized Gain" attributable to any item of Property, as of any date of determination, means the excess, if any, of (a) the fair market value of such Property (as determined by the Managing Member under Section 3.5(c)) as of such date, over (b) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to Section 3.5(c) as of such date).

"Unrealized Loss" attributable to any item of Property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to Section 3.5(c) as of such date), over (b) the fair market value of such Property (as determined by the Managing Member under Section 3.5(c)) as of such date.

"Venture Inc." refers to Venture Lending & Leasing II, Inc., a Maryland corporation.

"Westech" refers to Westech Investment Advisors, Inc., a California corporation, and to any Person or Persons who succeed to the business of Westech Investment Advisors, Inc. by merger, consolidation, or purchase of all or substantially all of its assets.

Annex A

Plan of Liquidation

of Venture Lending & Leasing II, Inc.

The Plan of Liquidation of Venture Lending & Leasing II, Inc. is included as Appendix A to the Proxy Statement of Venture Lending & Leasing II, Inc.

Annex B

Form of Management Agreement

The form of Management Agreement between VLLI Holdings II, LLC and Westech Investment Management, Inc. and Siguler Guff Advisers, L.L.C. is included as Appendix C to the Proxy Statement of Venture Lending & Leasing II, Inc.